Exhibit 10.41.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT dated as of May 1, 2001, between OPUS360 CORPORATION, a Delaware corporation (the “Company”), and Peter Schwartz (the “Employee”) (the “First Amendment”) amending the Employment Agreement dated as of  September 8, 2000 between the Company and Employee (the “Original Agreement” and as amended by this First Amendment, the “Agreement”).

WHEREAS, the Company and the Employee desire to amend certain terms of the Employee’s employment with the Company as set forth in the Original Agreement.

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

Section 1.                                            Compensation.

(a)                                  Section 5(a) of the Original Agreement is hereby amended by adding the following provision to the end thereof:

Notwithstanding the foregoing, for the period (the “Deferral Period”) commencing May 1, 2001 and ending on the earlier of October 31, 2001 or the date on which the transaction contemplated under the Share Exchange Agreement dated as of April 11, 2001 between the Company and Proha Plc is consummated (the “Artemis Closing Date”), the Employee shall be paid salary at a rate equal to $5,833.33 per semi-monthly pay period.  On or before January 2, 2002, the Employee shall be paid, in addition to any other salary or bonus then payable, and amount equal to the difference between the salary actually paid during the Deferral Period and the amount of salary that would have been paid during the Deferral Period if the reduction contemplated by the preceding sentence had not been taken (the “Deferred Amount”).

(b)                                 Section 5(e) of the Original Agreement is hereby amended by adding the following provision to the end thereof:

Subject to approval by the Compensation Committee of the Board of Directors of the Company, the Company shall grant the Employee, on or as soon as practicable after the effective date of the First Amendment, options (the “May Options”) to purchase, in the aggregate, 134,615 shares of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant.  A portion of the May Options shall qualify for federal income tax purposes as “incentive stock options” (the number of options that will qualify as the “incentive stock option” shall be the maximum number permitted under the terms of the Company’s 2000 Stock Option Plan), and the remainder shall not qualify for federal tax purposes as “incentive stock options”.  Written option agreements between the Company and the Employee shall be prepared and delivered by the Company to the Employee, which option agreements shall contain all of the terms and conditions of the May Options.  The May Options shall vest on the earliest to occur of the Artemis Closing Date, the date which is the six month anniversary of the date of grant or the date of termination of employment other than a termination as a result of a voluntary resignation.

Section 2.                                            Effect of Termination of Employment.  Section 10 of the Original Agreement is hereby amended as follows:

(a)                                  Section 10(a) is amended to provide that the amount of Base Salary to be paid under Section 10(a)(i) shall include the Deferred Amount.

(b)                                 Section 10(b)(ii)  is amended in its entirety to read as follows:

(ii)                                  to receive monthly cash severance payments in an amount equal to one–twelfth of the cash compensation (including Base Salary (without any reduction for the Deferred Amount, if any, deferred during such period) and bonus) received by the Employee during the 12-month period immediately prior to the date of termination (such monthly payments, “Monthly Severance”), for a period of twelve (12) months;

Section 3.                                            Miscellaneous.

(a)                                  Ratification.  Except as otherwise expressly set forth herein, the Original Agreement is hereby ratified and confirmed in its entirety.

(b)                                 Effective Date.  This amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, the undersigned have duly executed this First Amendment as of the date first above written.

OPUS360 CORPORATION

By:	/s/ Ari B. Horowitz
Name: Ari B. Horowitz
Title: Chairman and Chief Executive Officer

/s/ Peter Schwartz
PETER SCHWARTZ (Employee)